MetLife Investments Department

Code of Ethics

April 30, 2007

Amended November1, 2011

SECTION I

METLIFE INVESTMENTS DEPARTMENT

INSIDER TRADING POLICIES AND PROCEDURES

1.)	Introduction

This Code of Ethics sets forth the policies and procedures of MetLife’s Investments Department (“Investments” or the “Investments Department”) regarding material nonpublic information and applies to transactions in accounts for which the Investments Department has day-to-day investment management responsibility. This Code of Ethics also applies to personal securities transactions of all MetLife Investments Department Access Persons (as defined herein) who have access to material nonpublic information either by virtue of their affiliation with the MetLife Investments Department, including the registered investment adviser subsidiaries, MetLife Investment Advisors Company, LLC (“MLIAC”) and Metropolitan Life Insurance Company (“MLIC”), or by other means.

2.)	Standard of Conduct

Capitalized terms used herein, but not defined, take on the meaning set forth in the glossary attached hereto as Appendix A

MetLife seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors and clients is something that is highly valued and must be protected. As a result, any activity which creates even the suspicion of misuse of material non-public information by Investments or any Access Person, which gives rise to or appears to give rise to any breach of fiduciary duty owed to any client, which creates any actual or potential conflict of interest between any client and Investments (or any Access Persons) or even the appearance of any conflict, must be avoided and is prohibited.

Court decisions and Securities and Exchange Commission (“SEC”) rulings interpreting the federal securities laws make it unlawful for any person to purchase or sell securities on the basis of material nonpublic information, commonly known as “insider trading”. The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires all investment advisers and broker-dealers to establish, maintain and enforce written policies and procedures reasonably designed to detect and prevent insider trading. ITSFEA also provides additional penalties for individuals who engage in insider trading as well as their employers, if such employers have failed to establish and enforce adequate procedures. In addition, the Investments Department prohibits certain practices even though they may not be unlawful because MetLife considers them to be poor business practices or to reflect adversely on MetLife’s reputation.

The Investments Department policy is:

A.	An Access Person may not trade for his or her own account (a “Personal Account”), directly or indirectly, in Securities on the basis of material information which is gained in the course of employment or which is gained by any other means and which has not been made known to the general public for at least forty-eight (48) hours.

B.	An Access Person may not trade in Securities for or on behalf of an account owned, managed or controlled by Investments, (a “Company Account”) on the basis of material information which is gained in the course of employment or which is gained by any other means and which has not been made known to the general public for at least forty-eight (48) hours.

C.	An Access Person may not recommend to any person, either in connection with the Access Person’s employment or otherwise, any transactions in any Securities on the basis of material information, whether or not gained in the course of such Access Person’s employment with MetLife or the Investments Department and which has not been made known to the general public for at least forty-eight (48) hours.

D.	An Access Person may not communicate material nonpublic information to any person except in furtherance of such Access Person’s duties as an Associate of MetLife.

The exact scope of what constitutes “material nonpublic information” is a continuously evolving area of law. For purposes of this Code of Ethics, “material nonpublic information” should be deemed to be any information about an issuer which is nonpublic because it has not been disseminated in a manner which would cause it to be available to investors generally, provided there is a substantial likelihood that the information would affect the market price for the securities or any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities of the issuer.

Material nonpublic information about a company or its securities is likely to originate from someone who is an “insider.” The concept of “insider” is very broad. The term includes certain officers, directors and employees of a company. A person can become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s outside counsel, outside accountants, consultants, bank lending officers, and the employees of such organizations, as well as, in certain cases, secretaries, administrative or legal assistants, messengers and printers. In addition, the Investments Department itself may become a temporary insider of a company with which it has a business relationship or for which it performs other services. In these situations, the company expects the Investments Department and its Access Persons to keep nonpublic information confidential. In addition, a person who receives material nonpublic information from an insider (a “tippee”), may assume the status of an insider with respect to the material nonpublic information received if the tippee knows or should know that this information has been provided in violation of the insider’s duty to keep it confidential.

Any benefit derived from the misuse of material nonpublic information does not have to be monetary, but can be a reputational or goodwill benefit. For example, an insider who provides material nonpublic information to others in order to make it appear that he or she holds an important position may violate the law. In addition, for example, a parent who provides material nonpublic information to a son or daughter who then purchases or sells securities may violate the prohibition on tipping.

In addition to the general prohibitions against purchasing or selling securities while in possession of material nonpublic information, and against disclosing such information to others who purchase or sell securities discussed above, there is a specific SEC rule concerning trading in connection with tender offers. This rule makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. The term “tender offer” generally refers to the purchase of a significant amount of securities of a company at a price above the prevailing market price.

Information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings and earnings estimates, changes in previously released earnings estimates, significant increases or decreases in orders for a company’s products, dispositions of subsidiaries or divisions, merger or acquisition proposals or agreements, changes in debt ratings, significant new products or discoveries, extraordinary borrowing, significant major litigation, liquidity problems, extraordinary management developments, purchases or sales of substantial assets, actions by a company that may have an impact on the company’s financial condition such as significant write-downs of assets, additions to reserves for bad debts or contingent liabilities, recapitalizations, restructurings, spin offs, leveraged buy-outs, contract awards, new products, voluntary calls of debt or preferred stock, public offerings of debt or equity Securities, major price and marketing changes, significant litigation, impending bankruptcy and investigations by government entities. Material information also includes similar major events that would be viewed as having materially altered the total mix of information available regarding a company or the market for its Securities.

As a rule, information which is no longer timely or cannot otherwise be reasonably anticipated to have any immediate market impact will lack “materiality.” Among the factors to be considered in determining whether information is actually “material” are the degree of its specificity, the extent to which it differs from information previously disseminated publicly, and its reliability in view of its nature and the source and the circumstances under which it was received.

Nonpublic information is information that has not been publicly disclosed. Information received about an issuer under circumstances which indicate that it is not yet in general circulation in the market place may be deemed to be nonpublic information. As a rule, before determining that information is public, one should be able to point out some readily demonstrable fact to show that the information has been disseminated to the public through, for example, Bloomberg, an SEC filing, a press conference or press release or after delivery of the information to a stock exchange, the Associated Press, The New York Times, The Wall Street Journal or appropriate trade publications, including online communications. In certain situations, the insider may be required to know that the information has been publicly disseminated. One should wait for at least forty-eight (48) hours, after the information has been disseminated to the public through such means, before trading for his or her Personal Account or a Company Account.

3.)	Penalties for Insider Trading

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers and other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences (up to 10 years) for each violation

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether the person actually benefited or the benefit accrued to a tippee of that person, and

•	fines for the employer or other controlling person (i.e., supervisors) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Events have shown how severe the penalties for insider trading can be and how becoming involved in insider trading can result not only in such things as fines and/or the loss of a person’s liberty, but can also destroy careers and families and cause public humiliation and disgrace. The late 1980s cases involving Ivan Boesky, Dennis Levine and the more recent cases involving Martha Stewart or the Galleon Hedge Fund are good examples.

In addition, any violation of this Code of Ethics can be expected to result in sanctions by MetLife, including, but not limited to, such disciplinary action as a warning, a reprimand, probation, suspension, demotion or dismissal of the persons involved, even if such violation does not also violate the law.

4.)	Making a Determination

Any question as to what constitutes material nonpublic information should be resolved in the most conservative fashion (i.e., that the determination be made that the information in question is material nonpublic information) or the question should be referred to the Securities Investments Law Department and/or the Investments Ethics and Compliance Officer (the “Investments ECO”) or his/her designee for a ruling.

Before trading for a Company Account or a Personal Account in the securities of a company about which you may have potential inside information, ask yourself the following questions:

Is the information material? Is this information that an investor would consider important in making an investment decision? Would this information substantially affect the market price of the securities if generally disclosed?

And

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal, The New York Times or other publications of general circulation, including online communications?

If, after consideration of the foregoing, you have any questions as to whether the information is material and nonpublic, you should consult the Securities Investments Law Department and/or the Investments ECO.

5.)	Procedures

A.	Proper Course of Conduct for Those Who Possess Material Nonpublic Information

1.	If you have determined that information in your possession may be material and nonpublic (a) you should not purchase or sell the affected Securities on behalf of yourself or others, including purchases or sales for any Company Accounts or Personal Accounts, (b) you should notify the Securities Investments Law Department and/or the Investments ECO immediately and consult with either regarding the appropriate course of action, and (c) you should refrain from discussing such information with any other person at MetLife or any of its Affiliates except in connection with your duties as an Associate.

2.	In addition, if the material nonpublic information was obtained in the course of your association with the Investments Department, you should:

(i)	Identify the issuer or issuers of the securities about which such material nonpublic information relates and notify the Investments ECO that such issuer or issuers may need to be placed on the MetLife Restricted Issuer List (the “Restricted List”) (see below). Since no one other than the Investments ECO maintains a complete and current restricted list, it is extremely important that the Investments ECO be contacted in this regard.

(ii)	Not communicate the material nonpublic information except to other Associates or agents of MetLife or its Affiliates who need to know about such information in connection with work being performed on behalf of MetLife. When communicating material nonpublic information is necessary, you should inform the recipient of the confidential nature of such information and notify the Investments ECO of the identity of the recipients.

Access to material nonpublic information must be restricted. For example, files containing such information should be securely maintained in one’s own office or placed in limited access files within the files of one’s unit or department, and access to computer files containing such information must be restricted or especially coded to prevent and detect any improper use of such material.

3.	As long as the information you possess remains material and nonpublic, you must comply with the provisions outlined in this Code of Ethics. Thereafter, (i) to the extent an issuer’s name was placed on the Restricted List or the Watch List (see below), you should notify the Investments ECO that removal of such issuer may be appropriate and, (ii) you will be free to trade on and communicate the relevant information (subject to any other applicable restrictions contained elsewhere in this Code of Ethics) after being advised by the Investments ECO that such issuer has been removed from the Restricted List or Watch List. Those persons with access to the Restricted List and/or Watch List will be notified of the removal of any issuers from such lists. Please note that it is as important for you to notify the Investments ECO when an issuer should be deleted from the Restricted List or Watch List as it is to notify the Investments ECO when an issuer needs to be added to the Restricted List or Watch List.

4.	When obtaining information outside the course of employment – When you acquire material nonpublic information outside the course of your employment you should not disclose this information to anyone at MetLife, including your Unit Head manager or the Investments ECO. Consequently, the name of the issuer will not be placed on the Restricted List. Nevertheless, you are still prohibited from buying or selling, on behalf of a Company Account or Personal Account, any Security issued by such issuers, and from making any investment recommendations to advisory clients on the basis of such material nonpublic information.

B.	Restricted Issuer Lists

In order to comply with the federal securities laws and to detect and prevent both the misuse of material nonpublic information as well as the appearance of impropriety in connection with securities transactions, the Investments ECO maintains two confidential Restricted Lists containing the names of companies about which MetLife or its Affiliates or any of their Associates possess material nonpublic information. One list contains the names of all companies about whom MetLife has material nonpublic information and that issue Securities that are either public, about to become public or 144A Securities. The second list contains the names of companies about whom MetLife has material nonpublic information and that do not have a class of publicly issued securities. These Restricted Lists identify issuers that are subject to certain trading restrictions.

An issuer may be placed on the Restricted List on any occasion where, under the particular facts and circumstances, it is deemed necessary and appropriate to restrict trading in order to prevent the misuse of material nonpublic information. The private company list is used to ensure that MetLife does not have an informational advantage in connection with a purchase or sale of a private security in the secondary market. An issuer’s name is deleted from the Restricted List when, in the judgment of the Investments ECO, MetLife or its Affiliates no longer possess material nonpublic information about the issuer or its securities.

For the period during which an issuer is listed on the Restricted List, neither the Investments Department nor any of its Access Persons may buy or sell, solicit trades in, or recommend a Security of that issuer.

The Investments ECO maintains a record of each addition to or deletion from the Restricted List. This record reflects the date the Issuer was added to or deleted from the Restricted List and the name(s) of the person(s) responsible for the addition to or deletion from the Restricted List and a brief summary of the reasons for the inclusion or deletion.

The Restricted List itself is confidential information and therefore should not be widely distributed. Access to the Restricted List must be approved by the Investments ECO. Associates with access to the Restricted List should not share it with anyone who has not been approved by the Investments ECO. The Investments ECO will generally only approve access to Associates who (1) trade in Securities that are likely to be on the Restricted List, (2) monitor compliance with the Restricted List and its policies and procedures, or (3) supervise these traders and monitors. The Investments ECO will also assess whether the Associate has frequent or urgent need for access or it would be a significant inconvenience for the Associate to obtain the information from other sources.

C.	Watch List

The Investments ECO also maintains a Watch List for those issuers about which MetLife, its Affiliates or any of their Associates may, as a result of special relationships or otherwise, appear to be in the position of having sensitive information, even though no employee actually has material nonpublic information. Thus, for example, the Investments ECO will list the issuer on whose board a MetLife Executive Group member sits. The Investments ECO will also place names of issuers with whom MetLife or its Affiliates has contractually restricted itself from trading Securities above a certain threshold.

For the period during which an issuer is listed on the Watch List, the Investments Department and its Access Persons are prohibited from buying or selling, soliciting trades in, or recommending a Security of that issuer. If an Access Person wishes to trade for a Company Account in the Securities of any issuer whose name appears on the Watch List, such Access Person must first request a waiver from the Investments ECO. The Investments ECO will in turn check with the Executive Group member to determine if that person possesses material nonpublic information with respect to the applicable Security and if that person does not, the Investments ECO may permit the Access Person to trade in the name for a limited period of time, on a case by case basis. Similarly, in the case of self-imposed contractual trading restrictions, the Investments ECO will check the applicable contract to determine whether the purchase or sale desired by the Access Person fits within the contractual trading limitations and will advise the Access Person accordingly.

SECTION II

Personal Trading Policies and Procedures

1.)	Introduction

MetLife has several levels of reporting and monitoring with respect to personal securities transactions based on the nature of an Associate’s duties and responsibilities at MetLife and its Affiliates and the assessed likelihood of the Associate having access to material nonpublic information in the course of his/her employment. This section sets forth the Personal Trading Policies and Procedures that apply to MetLife Investments Department Access Persons, as defined herein (together “Access Persons”). Access Persons may be subject to other Codes of Ethics or personal trading policies and procedures and are required to comply with all such policies and procedures in addition to this Investments Department Code of Ethics.

The Investments ECO will assist Access Persons in interpreting this Code of Ethics. All Access Persons should direct any questions concerning any provision of this Code of Ethics to the Investments ECO.

2.)	Access Person

The Investment Advisers Act of 1940, as amended (the “Advisers Act”) defines “Access person” as: any supervised person of the investment adviser who (a) has access to nonpublic information regarding any advisory clients’ purchases or sales of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (b) is involved in making securities recommendations to advisory clients, or has access to such recommendations that are nonpublic.

Each Investments Department Associate or non-Investments Department Associate, wherever such person may be located, who is involved in the investment advisory activities of MLIAC or MLIC, or who has access to portfolio holdings information or recommendations as set forth above, shall be considered an Access Person. This includes any MetLife employee who has full data access to the Charles River Trading System, IDEAS data warehouse, CAMRA or Murex. The Investments ECO will advise those persons who are considered Access Persons that they are subject to the following requirements.

All Access Persons are required to pre-clear their Personal Securities transactions, file Quarterly Transaction Reports, Initial and Annual Holdings Reports, and an annual certification of compliance with the Investments ECO. Access Persons are prohibited from participating in any initial public offering, are subject to a blackout period for certain transactions as described below, and are prohibited from generating short swing profits on transactions in MetLife, Inc. and other securities as described below. Access Persons are not required to pre-clear but are required to report holdings and transactions in exchange traded funds (“ETFs”), options on ETFs, other closed-end funds and proprietary variable product holdings. Failure to file a required report within the time period provided or to adhere to any provision of this Code of Ethics will constitute a violation of this Code of Ethics and will subject the violator to penalties, up to and including termination.

A.	Pre-Clearance

MetLife employs an on-line Personal Securities Trading System called Sungard Personal Trading Assistant (“PTA”) that permits each Access Person to obtain prompt advice as to whether the Access Person or a Family Member of the Access Person may purchase or sell a Security. PTA compares all requested and actual personal purchases and sales of Securities by each Access Person and each Family Member of the Access Person with the Restricted List and all purchases and sales of Securities by MetLife’s Investments Department in order to assist the Investments ECO in assessing whether such personal purchases and sales may involve the Access Person or a Family Member in potential front-running, trading on the basis of material non-public information, or other potential violations of laws, regulations or rules applicable to the purchase or sale of Securities.

Each Access Person must request pre-clearance, before the Access Person or a Family Member of the Access Person purchases or sells a Security (other than those set forth below under the caption “Exemptions”), either by using PTA or, if the Access Person is unable to use PTA, by contacting the Investments ECO by telephone, e-mail or writing. Any Access Person who is included on the Corporate Secretary’s Restricted Group List is subject to the pre-clearance of MetLife, Inc. stock by MetLife’s Corporate Secretary and must first obtain pre-clearance of the MetLife stock from the Corporate Secretary before submitting a request for pre-clearance through PTA. The Investments ECO will process and maintain records of all such requests. Telephone, e-mail or written requests will be handled on a case-by-case basis, and will be subject to the availability of access to PTA. The Investments ECO will promptly respond to telephone, e-mail or written requests for pre-clearance only if the Access Person cannot access PTA.

An Access Person or a Family Member of the Access Person may not purchase or sell a Security (other than those set forth below under the caption “Exemptions”), unless the Access Person has first provided the following information, as applicable, and obtained pre-clearance from PTA or the Investments ECO, prior to directly or indirectly initiating, or in any way participating in, the purchase or sale of such Security:

•

Name of issuer of the Security and a description of the Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or other designation), including CUSIP or other identifier, if applicable.

•	Nature of transaction (such as a buy, sell, exercise, etc.).

•	Whether the transaction involves the purchase of an equity Security in an initial public offering.

•	Name of Security Fiduciary who will effect such purchase or sale.

•	Account Number.

•	Number of shares (or principal amount as to debt Securities).

•	If readily available, current price information of the Security.

•	Order type (such as market or limit order).

Obtaining pre-clearance does not relieve an Access Person from complying with all provisions of this Code of Ethics, including, but not limited to, (a) the prohibition against purchases or sales of Securities while in possession of material non-public information, and (b) the requirement that all purchases or sales must comply with all applicable laws, regulations and rules, including, but not limited to, the prohibitions against front-running.

If the Access Person is not granted pre-clearance by PTA, the Access Person may request a waiver from the Investments ECO. The Access Person may submit each such request through PTA, if able, or otherwise in writing to the Investments ECO, describing fully the basis for requesting such waiver. The Investments ECO may grant or deny such waiver in his/her sole discretion.

1.	Effective Date of Pre-Clearance

In general, each pre-clearance of a purchase or sale is effective for 2 trading days only. If any purchase or sale approved by such pre-clearance is not executed within that period, the Access Person must obtain a new pre-clearance before executing the transaction. However, a pre-clearance request for an open order (including, but not limited to, a limit order) is effective until the transaction subject thereto is completed. However, before making any change in the terms of the order, the Access Person must obtain a new pre-clearance.

2.	Approval of Pre-Clearance Request

PTA or the Investments ECO will pre-clear purchases and sales of Securities that appear to (a) present no reasonable likelihood of harm to any Account, (b) not involve the use of material non-public information, and (c) not to violate any applicable law, regulation or rule.

PTA will maintain a record of each request and its approval or disapproval, and PTA or the Investments ECO will notify the requesting Access Person of each such approval or disapproval. For all requests made outside of PTA, the Investments ECO will confirm, in writing or by e-mail in a standard format, the approval or disapproval of each request. The Investments ECO will maintain the original form, and will send a copy to the requesting Access Person.

Hardship Exemptions. In rare situations where unique circumstances exist, hardship exemptions or exceptions may be granted, in the sole discretion of the Ethics Committee. The Ethics Committee will address such situations on a case-by-case basis.

B.	Prohibitions and Restrictions

1.	Blackout Period

Any Access Person who knows or has reason to believe that MetLife Investments Department is purchasing, selling or actively negotiating with respect to a particular Security or other investment in an issuer (or guarantor) (e.g., the provider of a letter of credit for an issuer) of Securities (the “issuer”) may not trade for his or her Personal Account the equity Securities of that entity until five (5) days1 after any such purchase or sale by Investments without the approval of the Investments ECO.

2.	Initial Public Offering

Access Persons and Family Members of Access Persons may only acquire Beneficial Ownership in any US equity initial public offering after having received written approval from the Investments ECO. IPOs should be pre-cleared on PTA if able, or otherwise via email to Personaltradinghelp@metlife.com and will be reviewed and approved by the Investments ECO. In considering a request for the purchase of an IPO, the Investments ECO will consider whether there is any apparent conflict of interest and whether the opportunity to participate is being given to the Access Person because of the Access Person’s position with MetLife.

[1]	This five day black-out period does not apply to entities that have a total market capitalization of over $3 billion.

3.	Private Placements

In considering a request for the purchase of a Security in a private placement, the Investments ECO will determine whether the private placement should be reserved for an Account, and whether the opportunity is being given to the Access Person because of the Access Person’s position with MetLife.

An Access Person who receives approval to invest in a private placement of a Security and who, at a later date, anticipates participating in the investment decision process regarding the purchase of Securities of the issuer of that private placement on behalf of any Account must disclose to the Investments ECO the Access Person’s prior investment in the private placement before participating in the investment decision process.

The Investments ECO may revoke a pre-clearance any time after it is granted and before the transaction is executed. The Investments ECO may deny or revoke the request for any reason.

4.	Short-Term Trading

All MetLife, Inc. securities must be held for a minimum period of 60 calendar days, unless received as part of a performance share grant. All other Reportable Securities must be held for a minimum period of 30 calendar days. All Access Persons are prohibited from profiting from the purchase and sale or sale and purchase (within the same account) of the same or equivalent Security within 60 calendar days for MetLife securities or 30 calendar days for all other Reportable Securities. The 60 or 30 calendar days will be calculated from the date of the most recent transaction and does not include trade date. Any profit realized from a trade in violation of this provision shall be donated to a charitable organization.

This provision does not apply to:

Transactions that are otherwise exempted from the reporting requirements as described in Section II(D) below.

The Investments ECO may, in his or her discretion, grant an exception to this prohibition for Access Persons whose Family Members’ livelihood depends upon the ability to trade securities without regard to a minimum holding period.

5.	Investment Clubs

Access Persons and Family Members of Access Persons may not form or participate in an investment club, unless the Access Person obtains an approval from the Investments ECO. After receiving such approval, the Access Person must pre-clear each purchase or sale of a Security by the investment club.

6.	MetLife

Access Persons may not purchase Securities of MetLife, Inc. while in the possession of material non-public information. In addition, Access Persons who have been notified by the Corporate Secretary’s office that they are part of the “Restricted Group” may not purchase MetLife Securities during certain blackout periods, which occur before and after the announcement of quarterly earnings.

C.	Reporting and Disclosure

1.	Quarterly Transactions Report

Each Access Person must report on a quarterly basis each purchase or sale of a Security made during the quarter in which the Access Person or a Family Member of the Access Person has any direct or indirect Beneficial Ownership. As to all purchases and sales of Securities reported as provided in this Code of Ethics, PTA will generate a Quarterly Transaction Report due from each Access Person. Each Access Person must sign (either electronically or manually), and deliver the Quarterly Transaction Report to the Investments ECO, whether or not the Access Person or Family Member made any reportable purchases or sales, within fifteen (15) days after the end of each calendar quarter.

The Quarterly Transaction Report shall contain the following information:

•	Full Title of Security

•	Date of Transaction

•	Nature of transaction (buy, sell, exercise).

•	Number of shares (or principle amount as to debt Securities)

•	Price per share or bond at which transaction was effected

•	Total purchase price or sale amount

•	Name of Security Fiduciary through which the transaction was effected, if applicable.

•	Owner(s) of the Personal Account, if any.

•	Period covered by the report.

•	Name and signature of the Access Person

Each Quarterly Transaction Report must cover the following types of transactions occurring during the previous quarter:

•	Inheritance – Securities acquired through inheritance.

•	Gifts – Securities acquired or disposed of by gift.

•	Tender or Exchange Offers – Acquisitions and dispositions of Securities pursuant to a tender offer or exchange offer.

•	Stock Options – Acquisitions and dispositions of Securities pursuant to stock options.

•

Stock Splits or Similar Non-Volitional Acquisitions – The acquisition of additional Securities through stock splits, exercises of rights and exchanges or conversions affecting Securities previously owned; and any decrease in Securities owned on account of a reverse stock split.

2.	Initial and Annual Holdings Reports

Within ten (10) days of becoming an Access Person, the Access Person must deliver, through PTA, if able, or otherwise in writing to the Investments ECO, an Initial Securities Holdings Report for the Access Person and for each Family Member of the Access Person, prepared as of the start date.

Thereafter, on or before January 31, of each calendar year, each Access Person shall send to the Investments ECO, using PTA or in writing, an Annual Holdings Report showing all Securities of which the Access Person or a Family Member of the Access Person has Beneficial Ownership as of December 31 of the preceding calendar year. Each Access Person shall update the Annual Holdings Report annually through PTA, if able, or otherwise in writing to the Investments ECO. The Access Person shall deliver the Annual Holdings Report to the Investments ECO or mail it to MetLife, Attention: Investments ECO, P.O. Box 1941, Morristown, New Jersey 07962-1941.

The following information will be included in the Initial and Annual Holdings Reports:

•	Date the report is submitted.

•

Name of the issuer of each Security and a description of the Security (such as common or preferred stock or interest rate and maturity, class, tranche, type or other designation), including CUSIP or other identifier, if applicable.

•	Number of shares or principal amount of each Security.

•	Owner(s) of each Personal Account of the Access Person and each Family Member, if any.

•	Name, address and contact person’s name, address and telephone number for each Security Fiduciary with whom the Access Person or a Family Member maintains a Personal Account.

•	Name and signature of the Access Person.

3.	Acknowledgements

Each Access Person will receive a copy of this Code of Ethics, and shall acknowledge, through PTA, if able, or otherwise in writing to the Investments ECO (see Appendix B), within thirty (30) days of receipt of this Code of Ethics, that the Access Person has read this Code of Ethics and agrees to comply with its provisions.

In addition, each Access Person must acknowledge, through PTA, if able, or otherwise in writing to the Investments ECO, within thirty (30) days after the end of each calendar year, that the Access Person has:

•	Read the provisions of this Code of Ethics.

•

Reported and pre-cleared, as required by the provisions of this Code of Ethics, all purchases and sales of Securities by such Access Person or any Family Member of the Access Person during such calendar year.

•

Reported all Securities, as required by the provisions of this Code of Ethics to be reported, acquired by such Access Person that were not otherwise pre-cleared by the System during such calendar year.

•	Reported all brokerage and custody or other accounts of the Access Person or any Family Member of the Access Person with each Security Fiduciary.

•	Reported the Beneficial Ownership of all Securities of the Access Person and each Family Member of the Access Person.

•	Complied with all provisions of this Code of Ethics.

D.	Exemptions

The following Securities are exempt from the pre-clearance, quarterly, initial and annual holdings reporting requirements:

•	Currencies and Derivative Instruments related to currencies.

•

Systematic Investment Plans - acquisitions or dispositions of Securities pursuant to a systematic investment plan, including, but not limited to, a payroll deduction plan, non-discretionary purchases pursuant to an automatic dividend or interest reinvestment plan.

•

Discretionary Accounts - Purchases or sales of Securities in which an Access Person or a Family Member has Beneficial Ownership, if neither the Access Person nor the Family Member has any Control over such Securities because they are under the Discretionary Account management of another person, and (a) the Access Person completes a certification on PTA, if able, or otherwise in writing in substantially the form set forth in Appendix C.

Additionally, the Investments ECO, in his discretion, may grant case-by-case exceptions to any of the foregoing requirements, restrictions or prohibitions, except that the Investments ECO may not exempt any Transaction in a Security (other than a Non-Reportable Security) from the Policy’s reporting requirements. Exemptions from the Policy’s prior notification and pre-clearance requirements and from the Policy’s restrictions on acquisitions in initial public offerings, short-term trading and trading during blackout periods will require a determination by the Ethics Committee that the exempted transaction does not involve a realistic possibility of violating the general principles described at the beginning of this Code of Ethics. An application for a case-by-case exemption, in accordance with this paragraph, should be made in writing to the Investments ECO or his designee.

E.	Special Treatment for Exchange Traded and other Closed-End Funds and Proprietary Variable Products

Advisers Act rules specifically exclude from the reporting requirements shares issued by open-end funds other than reportable funds; closed-end funds and exchange traded funds are not specifically excluded. While there is little risk that an Access Person will be able to benefit from the use of material non-public information while transacting in closed-end funds or exchange traded funds2, all Access Persons must report these holdings since they are reportable securities under the Advisers Act. While these transactions do not need to be pre-cleared, they must be reported on the quarterly transaction report and Annual Holdings Report.

Advisers Act rules also exclude from the reporting requirements “Shares issued by a unit investment trust that are invested exclusively in one or more open-end funds, none of which are reportable funds.” A “reportable fund” is any fund in which the adviser serves as investment adviser or any fund whose investment adviser or principal underwriter controls the adviser, is controlled by the adviser or is under common control with the adviser. MLIAC acts as an investment adviser to the Metropolitan Series Fund (“Met Series Fund”) pursuant to subadvisory agreements. When an individual purchases a proprietary variable product, that person is essentially purchasing shares in the separate account, which is a unit

[2]	Options on ETFs similarly need to be reported on the Quarterly Transaction Report but are not required to be pre-cleared.

investment trust registered under the Investment Company Act of 1940 (“1940 Act”). The separate account then invests in one of the available open-end funds, depending upon the underlying portfolios the client has selected. The Met Series Fund is one of the available open-end funds on many of the proprietary variable products issued by MetLife and its Affiliates. Since the Met Series Fund is a reportable fund, and the exclusion for shares issued by a unit investment trust is not available where one or more of the open-end funds is a reportable fund, MetLife Investments Department must require Access Persons to report as required under the Advisers Act. Therefore, all Access Persons must report their holdings of proprietary variable products on their quarterly transaction reports and Annual Holdings Reports.

F.	Special Treatment for MetLife, Inc. Stock and Options

There are a number of ways in which an Access Person or Family Member may own MetLife stock or options, some of which must be pre-cleared or otherwise reported in PTA.

•

Shares or options of MetLife that are acquired in the open market and are held in a brokerage account, in an account of a Family Member of an Access Person, or a trust or another account for which an Access Person is deemed to be a beneficial owner MUST be pre-cleared through PTA.

•

VESTED options to buy MetLife stock MUST be reported through PTA on the Initial and Annual Securities Holdings Reports. Options that have not yet vested need not be reported until such time as they are vested. After completing the Initial Holdings Report, additional shares that have vested are not subject to pre-clearance but should be reported on the Annual Holdings Report by adding or adjusting holdings.

•

MetLife shares acquired through a MetLife Performance Share Grant MUST be reported through PTA in the Initial and Annual Securities Holdings Reports. Additional shares acquired in this manner are not subject to pre-clearance but should be reported on the Annual Holdings Report by adding or adjusting holdings.

•	Allocations to the MetLife Company Stock Fund in a SIP or Auxiliary SIP Account are NOT reportable through PTA.

•

Shares of MetLife received through a Long Term Performance Compensation Plan (“LTPCP”) award that have been deferred in accordance with the MetLife Deferred Compensation Plan for Officers into the MetLife Deferred Shares Fund are NOT reportable through PTA.

G.	Preventative Measures

The Investments ECO will review all purchases and sales of Securities reported by each Access Person, and compare each transaction with the Restricted List and purchases and sales of Securities by the Accounts. He/she will investigate each alleged violation of this Code of Ethics, and, as a part of that investigation, will allow the Access Person an opportunity to explain why the violation did or did not occur. If the Investments ECO concludes that an Access Person has violated any provision of this Code of Ethics, the Investments ECO shall prepare a report of such violation including details of the investigation (“Violation Report”), and shall present the Violation Report to the Ethics Committee for evaluation and advice as to the penalty to be imposed.

The penalties for violating these personal transaction policies and procedures vary in severity depending upon the nature of the violation. At a minimum, the penalties shall be as follows:

•	1st violation – a written warning with the specific details of the violation provided to the Access Person by the individual’s Planning Board member;

•

2nd violation – A $250.00 fine will be imposed as a deduction from the individual’s year-end AVIP incentive award, and a written notice with the specifics of the violation will be provided to the individual by the individual’s Planning Board member with a copy to the individual’s HR file;

•	3rd + violation – Access Persons with ongoing and/or multiple violations will be referred to the Ethics Committee for further disciplinary action, including possible termination.

In addition to the above, the Investments ECO may recommend to the Ethics Committee further steps that should be taken to address such violation, including recommending to the Ethics Committee additional sanctions against the violator.

The Ethics Committee may impose such sanctions as it deems appropriate, including issuing a letter of censure, recommending that the Access Person’s performance rating and/or AVIP incentive award be further reduced, recommending disgorgement of any profits obtained by violating the Code of Ethics, recommending re-training on the Code of Ethics, recommending that the Access Person be placed on probation, suspended, demoted or terminated. In addition, if the Access Person’s actions violate federal securities laws, MetLife may be required to report such violations to the SEC. The SEC may bring civil and criminal charges against the Access Person. If convicted, a person may face:

•	a jail sentence (of up to 10 years) for each violation;

•	disgorgement of profits; and

•	fines of up to three times the profit gained or loss avoided.

In addition, MetLife may be subject to fines of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided for failing to properly supervise the Access Person.

3.)	Responsibilities of Ethics Committee

The Ethics Committee shall consist of the Chief Investment Officer (or his/her designee), the Investments ECO and the MetLife Compliance Counsel. The Ethics Committee will review each Violation Report and any other relevant information, and will, as deemed appropriate, impose sanctions on a violator of any provision of this Code of Ethics. The Ethics Committee will meet for the following reasons:

•	Review a periodic report prepared by the Investments ECO as to each Violation Report and other compliance matters that occurred during the period.

•	Review proposals as to modifications to this Code of Ethics.

•	Review exemption requests.

•	Review and dispose of each appeal of a decision of the Investments ECO.

4.)	Information Security

MetLife will keep the personal Securities information (“Information”) of each Access Person and each Family Member of an Access Person confidential. The Investments ECO will implement the following security measures to maintain such confidentiality:

A.	Privacy

•

PTA will contain restrictions so that each Access Person may only access Information on PTA as to the Personal Accounts of each Access Person and Family Members of each Access Person. However, the Ethics Committee, including the Investments ECO may use such Information in order to carry out this Code of Ethics.

•	The Information may be provided to governmental agencies and regulators requesting such Information.

•	The Investments ECO will identify and maintain a list of specific persons who are authorized to have access to the Information for legitimate business purposes.

B.	Encryption

•	Where practicable, PTA will store electronic Information in encrypted form to protect such Information from disclosure to unauthorized persons.

C.	Physical Records

•

The Investments ECO will establish physical safeguards to protect the Information that is in hard copy form against disclosure, destruction, loss or damage due to potential environmental hazards, such as fire and water damage or technological failures.

D.	Information Security

•

Each Access Person will have access to PTA only with regard to that Access Person’s Information (and Information of related Family Members) through a single sign on to the MyMetLife workspace. Investments will restrict access to an Access Person’s files to persons having a need to know for purposes of enforcing and administering the provisions of this Code of Ethics and of applicable laws and regulations. The contents of such files will not be accessible by system administrators.

•	Servers used to gather and transmit personal data will be stored in a secure and environmentally controlled location.

•	PTA will be equipped with security audit capabilities to provide warnings of possible attacks or intrusions into PTA.

•	The security measures will be tested regularly by MetLife’s information security specialists and internal auditors.

5.)	Records and Information Management

Investments will maintain the following records for a period of not less than eight (8) years in accordance with MetLife’s Records and Information Management program:

•	A copy of this Code of Ethics and each amendment hereto.

•	A record of each violation of any provision of this Code of Ethics or of federal securities laws and each action taken by the Investments ECO and/or the Ethics Committee in response to such violation.

•	Copies of the reports and pre-clearance history as to each Access Person and each Family Member of an Access Person.

6.)	Amendments

The Investments ECO may amend this Code of Ethics from time to time. The Investments ECO will promptly communicate each such amendment to all Access Persons.

7.)	Review of Procedures

This Code of Ethics will be reviewed no less frequently than annually, and appropriate revisions to it will be made from time to time as dictated or suggested by guidelines promulgated by the SEC, developments in the law, questions or interpretations and practical experience with application of the procedures contemplated by this Code of Ethics.

A.	Overall Supervision

Overall responsibility for supervision and implementation of the programs and procedures described in this Code of Ethics rests with the Investments ECO. The Investments ECO has the authority to expand the certification and personal securities transactions reporting requirements to any Associate or group of Associates of MetLife on a temporary or permanent basis. In addition, failure by any Access Person to comply with any of the reporting requirements specifically imposed by this Code of Ethics upon him or her, including the filing of false information, is considered a violation of the Code of Ethics and may subject the Access Person to sanctions including possible termination.

B.	Consultation

Compliance with applicable laws and with the Investments Department’s policies described in this Code of Ethics and MetLife’s Guide to Insider Trading or any other Investments or MetLife policy or procedure with respect to insider trading, is the responsibility of each person. Interpretative questions may arise, such as whether certain information is material or nonpublic, or whether the restrictions on trading in securities set forth in this Code of Ethics are applicable in a given situation. The Investments ECO should be contacted if you have any questions concerning this Code of Ethics.

APPENDIX A

Definitions

As used in this Code of Ethics, the following capitalized terms shall have the indicated meanings, and such meanings shall apply equally to the singular and plural forms of such terms.

1.	“Access person” means: Any supervised person of MetLife who (a) has access to nonpublic information regarding any MLIAC or MLIC advisory clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (b) is involved in making securities recommendations to MLIAC or MLIC advisory clients, or has access to such recommendations that are nonpublic.

2.	“Affiliate” means each corporation or other entity directly or indirectly controlled by MetLife, Inc.

3.	“Annual Holdings Report” means the written or electronic list prepared by an Access Person and delivered to the CCO on or before January 31 of each calendar year.

4.	“Associate” means any partner, officer, director, or manager of MetLife, MLIAC, MLIC or any other Affiliate (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with MetLife, or any employee of MetLife.

5.	“Beneficial Ownership” means the ownership of a Security, by a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a Direct Pecuniary Interest or an Indirect Pecuniary Interest in such Security. Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or transaction affecting a Security. A person has a Direct Pecuniary Interest in each Security (a) held in that person’s name or in the name of any nominee for, or Personal Account of, that person, or (b) as to which a person, by contract, arrangement, power of attorney, understanding, relationship or otherwise has Control.

A person has an Indirect Pecuniary Interest in each Security (a) owned by or Controlled by (i) a Family Member, (ii) a general or limited partnership of which a person or a Family Member is a general partner or which is Controlled by such person or Family Member, (iii) a corporation, limited liability company or similar entity Controlled by an Access Person or a Family Member, or (iv) a trust, an estate or another custodial or other similar relationship of which the Access Person or a Family Member has the right to purchase or sell through the exercise or conversion of any Derivative Instrument, whether or not presently exercisable or convertible.

6.	“Company Account” means any account owned, managed or controlled by MLIAC, MLIC or any of its Affiliates.

7.	“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the disposition or voting of a Security, whether through ownership, by Contract or otherwise. “Control” includes the terms “Controlling” or “Controlled”.

8.	“Derivative Instrument” means an agreement, option, contract, instrument or series or combination thereof

(a)	to make or take delivery of, or assume or relinquish, a specified amount of one or more underlying interests, or to make a cash settlement in lieu thereof, or

(b)	that has a price, performance, value or cash flow based primarily on the actual or expected price, level, performance, value or cash flow of one or more underlying interests. “Derivative Instruments” include caps, collars, floors, forwards, futures, options, stock appreciation rights, straddles, swaps, warrants and other Securities related to the value of other Securities and any other agreements or instruments substantially similar thereto or any series or combination thereof.

9.	“Discretionary Account” means a Personal Account as to which a representative of a Security Fiduciary has complete authority to enter into purchases or sales of Securities on behalf of the person who has Beneficial Ownership of the Personal Account without first seeking the permission of such person to make such purchase or sale. A Personal Account becomes a Discretionary Account when such person has given the Security Fiduciary as to such Account, written authority to make investment decisions and purchase and sell Securities for such account. A Discretionary Account allows the Security Fiduciary for such account, in such Fiduciary’s discretion, to decide (a) when to buy or sell Securities, (b) what Securities to buy or sell, and (c) the price to pay or receive for Securities bought or sold for such account.

10.	“Ethics Committee” means a committee comprised of the Chief Investment Officer (or his/her designee), the Investments Ethics and Compliance Officer and the MetLife Compliance Counsel.

11.	“Family Member” means an Access Person’s spouse, domestic partner, child, step-child, grandchild, parent, step-parent, grandparent, sibling, or in-law, but only if any such person is living in the Access Person’s same household or is economically dependent upon the Access Person and any other person whose investments are directly or indirectly Controlled by the Access Person. Family Member also includes, but is not limited to, any unrelated person who resides with or is economically dependent upon, or whose investments are directly or indirectly Controlled by, the Access Person, such as a “significant other”.

12.	“Initial Holdings Report” means the written or electronic list prepared and delivered to the CCO by a new Access Person within 10 days of becoming an Access Person.

13.	A “Personal Account” means an account or any retirement, savings, investments, deferred compensation or other benefit or compensation plan for the purchase, sale or ownership of Securities, with a Security Fiduciary, of which an Access Person or a Family Member has Beneficial Ownership.

14.	“Quarterly Transaction Report” means the written or electronic report prepared by all Access Persons within 30 days of each quarter end. The Quarterly Transaction Report lists all securities transactions which occurred during the previous quarter and must be completed and delivered to the CCO whether or not there were reportable transactions for the quarter.

18.	“Restricted List” means the MetLife Global Restricted Issuer List, which is a confidential list maintained by the CCO that includes names of issuers about which MetLife or its Affiliates or Associates possess material nonpublic information.

19.	“Security” shall have the meaning set forth in Section 2(1) of the Securities Act of 1933 as amended, except that it shall not include (i) shares of registered open-end investment companies issued or sponsored by organizations not affiliated with MetLife, (ii) money market instruments, (iii) securities issued by the U.S. government, instruments issued or guaranteed as to principal or interest by the U.S. government, any U.S. government agency or any U.S. government sponsored enterprise, (iv) short term debt securities that are “government securities” within the meaning of Section 2(a)(16) of the 1940 Act, bankers acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by the CCO. Any prohibition or reporting obligation relating to a security shall apply equally to any option, warrant or right to purchase or sell such security and to any security convertible into or exchangeable for such security. Any question about whether a particular instrument is or is not a “security” should be referred to the CCO.

20.	“Security Fiduciary” means any broker, bank, trust company, investment adviser, investment manager, counterparty or other similar entity.

21.	“Sungard PTA” means the Sungard Personal Trading Assistant System used by Access Persons for pre-clearing and reporting personal securities transactions.

22.	“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of MetLife, or other person who provides investment advice on behalf of MetLife Investments and is subject to the supervision and control of MetLife.

23.	“Watch List” means that list maintained by the CCO which includes names of issuers about which certain persons within MetLife may, as a result of a special relationship or otherwise, appear to or actually possess material nonpublic information, together with the names of those persons.

APPENDIX B

This certification is required to be completed by each individual who maintains a Managed Account

I maintain an account that is under the discretionary management of a third party	Yes No

Name of Broker/Dealer where Managed Account is held

I further certify that I will not be consulted about, or have any input into or knowledge of, any transaction effected by the manager of the account, as to any individual security prior to the execution of such transaction

I understand that should I choose to direct a transaction in this account at any point in the future, this account will no longer be considered a Managed Account and I will be required to pre-clear all securities transactions in this account going forward.

I understand that it is my responsibility to contact the Investments Compliance department to notify that the account is no longer to be considered a Managed Account.

Signature:
[Reporting Person]